Exhibit 99.1

Bionutrics Announces an Agreement to Purchase Kirk Pharmaceuticals

Acquisition To Accelerate Company’s Growth Strategy

Phoenix, AZ, July 19, 2005 - Bionutrics, Inc., (BNRX.OB) a specialty pharmaceutical company engaged in the development and commercialization of generic drugs (ANDAs) and improved formations of previously approved drugs based upon proprietary drug delivery technologies (505(b)(2) applications), announced today that on July 18, 2005, it entered into an agreement to purchase Kirk Pharmaceuticals, LLC and its affiliate, Andapharm, LLC (Kirk).

Under the terms of the agreement, Bionutrics will purchase 100% of Kirk for $12 million in a combination of cash and debt.

Ronald H. Lane, Ph.D., Bionutrics' Chairman and Chief Executive Officer stated, “This acquisition is an important step in the commercialization of Bionutrics’ drug technology and further execution of our business plan. Kirk has relationships with some of the world’s largest drug retailers and generic pharmaceutical companies and a growing manufacturing presence in the industry. The benefits of the acquisition include:

•	an immediate source of profitable revenue stemming from Kirk’s current and growing product line,
•	a designated manufacturing site for Bionutrics’ prospective ANDA and 505(b)(2) drug applications,
•	state of art infrastructure for low-cost manufacturing of Bionutrics’ potential approved drugs,
•	Kirk’s manufacturing and development resources for new OTC drugs employing Bionutrics’ proprietary drug technology and extending its product portfolio.

Most importantly, however, Kirk introduces to Bionutrics a great team of established pharmaceutical professionals lead by its president, John Copanos, who bring to Bionutrics a wealth of expertise and a “can do” attitude that will fit very well with the growth culture of our Company.”

Mr. Copanos remarked, “Our group is very excited about the opportunity of being part of Bionutrics. We look forward to working with Bionutrics, who’s technical and product expertise will help in the growth of our business. We believe Kirk will be able to reciprocate by providing a wide range of manufacturing and marketing capabilities in this relationship driven industry. We believe the association should be very beneficial to both companies.”

The closing of the acquisition is subject to a number of conditions. In addition, Bionutrics is currently negotiating with third parties to obtain the financing required to close the transaction. Bionutrics can provide no assurance that such financing will be obtained on a timely basis, on reasonable terms, or at all.

About Kirk Pharmaceuticals, LLC:
Kirk is a Florida based pharmaceutical company which manufactures Over-The-Counter (“OTC”) and generic prescription drugs. Kirk was founded in 1999 and has grown from 4 employees to more than 80 today. Kirk has 70,000 square feet of manufacturing space in its FDA and DEA approved facility and Schedule 2, 3, 3N, 4 and 5 pharmaceutical manufacturing and List I Chemicals certification. Kirk currently manufacturers and/or markets more than 30 OTC solid dose and soft-gel pharmaceutical products. Kirk’s business strategy is to develop and manufacture low-cost OTC products in a streamlined manufacturing environment using Current Good Manufacturing Practices (cGMP) guidelines.

About Bionutrics:
Bionutrics is a specialty pharmaceutical company that has an exclusive worldwide license to certain proprietary, oral, controlled release formulation technology. Bionutrics intends to commercialize a series of drugs based on this technology, using the specialized delivery platforms in the development of a portfolio of generic and “505(b)(2)” pharmaceutical products. Total sales for the branded drugs targeted with Bionutrics’s generic pipeline are approximately $6.5 billion. Bionutrics believes it has “first to file” or only to file opportunities on ANDAs (generic drug applications) with the FDA for most of its drug portfolio.

“Safe Harbor”' statements under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will," "intends" and similar expression’s, stated or implied, are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include or may be inherit in, without limitation, the Company's current expectations, belief, future plans and strategies, anticipated events or trends concerning matters that are not historical facts. Such forward-looking statements include, among others, statements of future plans relating to the Company's capital needs, product development and filings with the FDA, business and growth strategies; statements specifically concerning the successful closing of the noted acquisition, satisfying closing conditions of the proposed transaction including regulatory requirements and financing. These statements are subject to risks and uncertainties of new product development, clinical trials and their outcomes, product demand and market acceptance, reliance on key strategic alliances, potential litigation related to filings of ANDAs with the FDA, competitive filings on the Company’s brand targets, capital markets, and in general risks related to the regulatory environment and government approval processes, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Bionutrics has certain obligations under a license agreement for its technology that if not met would subject the license to possible termination. The date for the fulfillment of the obligations has been extended to August 31, 2005. There is no assurance that Bionutrics will meet the requirements of the license.